                                                                  Exhibit (d)(2)

                               AGREEMENT TO TENDER


         AGREEMENT TO TENDER (this "Agreement"), dated as of October 4, 2002, among PBG Grupo Embotellador Hispano-Mexicano S.L., a Spanish limited liability company ("PBG Hispano"), Bottling Group, LLC, a Delaware limited liability company ("BG" and together with PBG Hispano, the "Bidder") and Enrique C. Molina Sobrino ("Molina").

                              W I T N E S S E T H


         WHEREAS, Bidder is interested in acquiring for cash all of the issued and outstanding series B shares, without par value (the "Shares"), certificates of participation, ("CPOs") and Global Depositary Shares ("GDSs"), together, in each case, with any coupon representing unpaid dividends as of the day of commencement of the Offers (as defined below), of Pepsi-Gemex, S.A. de C.V. (the "Company"), a corporation organized under the laws of Mexico, pursuant to one or more concurrent tender offers in Mexico and the United States (each an "Offer" and collectively, the "Offers");

         WHEREAS, as of the date hereof Molina and the Molina Shareholders (as defined below) own, directly or indirectly, 73,750 GDSs, 200,438,030 CPOs and 331,000 Shares, representing approximately 40.0% of the total capital stock of the Company, which CPO amount and ownership percentage shall be increased by the number of CPOs which Molina purchases upon the exercise of any of his vested options, as provided herein (collectively, the "Owned Securities");

         WHEREAS, in order to induce Bidder to commence the Offers, Bidder has requested and Molina has agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the premises and the mutual representations, warranties, covenants and agreements contained herein, and on the terms and subject to the conditions set forth herein, and intending to be legally bound the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or referred to below:

         "Affiliate" of a specified Person means any entity which such Person directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with the specified Person or, in the case of individuals, persons related by blood or marriage including former marriage. For purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered to be an Affiliate of Molina or the Molina/PepsiCo

Gemex Shares Trust. The Molina/PepsiCo Gemex Shares Trust (as defined below) shall not be considered an Affiliate of PepsiCo.

         "Alternative Transaction" has the meaning set forth in Section 3.3(a).

         "Area" has the meaning set forth in Section 3.3(b)(i).

         "Business" has the meaning set forth in Section 3.3(c)(i).

         "Business Day" means a day that is a "business day" as defined under Regulation 14D under the Exchange Act and that is not a legal holiday in Mexico.

         "CNBV" means the Comision Nacional Bancaria y de Valores of Mexico.

         "Competitive Activities" has the meaning set forth in Section
3.3(b)(i).

         "Confidential Information" has the meaning set forth in Section 3.3(d).

         "Consolidated Adjusted Net Debt" as of any date shall mean all short-term and long-term indebtedness, including obligations under capital leases, but not including accrued interest, of the Company and its Subsidiaries on a consolidated basis as of such date, reduced by the sum of (i) the consolidated cash and cash equivalents of the Company and its Subsidiaries as of such date, (ii) an amount equal to Ps.172,708,000 and (iii) the aggregate amount not yet received as cash as of such date by the Company from the employees of the Company and/or its Subsidiaries representing the aggregate unpaid strike price of their vested options to acquire securities of the Company (assuming all of such vested options whether exercised or not are included in calculating the Offer Price). For purposes of this calculation, all dollar denominated indebtedness of the Company and its Subsidiaries shall be converted to Pesos calculated at the average of the exchange rates reported on each of the five (5) consecutive U.S. Business Days ending two (2) U.S. Business Days prior to the commencement of the Offers by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Pesos and dollars.

         "Consolidated Adjusted Working Capital" as of any date shall mean (A) the consolidated current assets of the Company and its Subsidiaries as of such date, other than the consolidated cash and cash equivalents of the Company and its Subsidiaries used to compute Consolidated Adjusted Net Debt (as described above) as of such date, less (B) the consolidated current liabilities of the Company and its Subsidiaries as of such date, other than (i) the principal amount of short-term indebtedness and the principal amount of the current portion of long-term indebtedness as of such date and (ii) dividends payable as of such date.

         "Control" (including, with correlative meaning, the terms "Controlling," "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "CPO" means an ordinary certificate of participation of the Company, issued by Banco Nacional de Mexico, S.A. as trustee, which represents one series B share, one series D share and one series L share, each without par value, of the Company.

         "Escrow Agent" means The Bank of New York, as escrow agent under the Escrow Agreement.

         "Escrow Agreement" shall mean the escrow agreement entered concurrently herewith among Bidder, Molina and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

         "Escrow Amount" has the meaning set forth in Section 4.1.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Expiration Date" means the date that the Mexican Offer and/or the U.S. Offer, as the case may be, expires.

         "GDS" or "Global Depository Shares" means each Global Depositary Share issued pursuant to the Amended and Restated Deposit Agreement dated as of September 15, 1998 between the Company and The Bank of New York, as Depositary, each of which in turn represents six CPOs.

         "Indemnified Parties" has the meaning set forth in Section 8.1(a).

         "Law" means any law, rule, regulation or order of any competent governmental or regulatory authority, court or securities exchange, including the Mexican Securities Markets Law, and any other regulations or rules or applicable decrees issued thereunder, as amended from time to time.

         "Legal Requirements" has the meaning set forth in Section 5.2.

         "Material Adverse Change" shall mean any material adverse effect on the financial condition, business, properties, franchises, licenses, assets, liabilities or results of operation of the Company and its Subsidiaries, taken as a whole.

         "Mexican Securities Markets Law" means the Mexican Ley del Mercado de Valores.

         "Mexico" shall mean The United Mexican States.

         "Mexican Offer" means the portion of the Offers that will be conducted in, and in accordance with the securities regulations of, Mexico through the Bolsa Mexicana de Valores, S.A. de C.V.

         "Molina/PepsiCo Gemex Shares Trust" shall mean the Delaware statutory business trust formed by Molina, PepsiCo and other parties pursuant to a trust agreement, dated October 6, 1995.

         "Molina Securities" has the meaning set forth in Section 3.1.

         "Molina Shareholders" are Molina and the other Persons listed on
Schedule 5.3.

         "Offer" has the meaning set forth in the recitals.

         "Offers" has the meaning set forth in the recitals.

         "Offer Conditions" has the meaning set forth in Section 2.3.

         "Offer Price" has the meaning set forth in Section 2.1.

         "Orders" has the meaning set forth in Section 5.2.

         "Owned Securities" has the meaning set forth in the recitals.

         "Pension Plan" has the meaning set forth in Section 3.6.

         "PepsiCo" shall mean PepsiCo, Inc.

         "PepsiCo Agreement to Tender" shall mean the agreement between Bidder and PepsiCo (of which Molina is an express third-party beneficiary), dated as of October 4, 2002, substantially in the form attached hereto as Exhibit B, pursuant to which all of the Securities of the Company owned, directly or indirectly, or which may be acquired on or before the Expiration Date, by PepsiCo and the other PepsiCo Shareholders (as defined therein) are to be tendered in the Offers.

         "Person" means any individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, limited liability company, firm, governmental entity, joint venture, estate, trust, unincorporated organization or any other entity, association or organization.

         "Purchase Date" has the meaning set forth in Section 3.3(b).

         "SEC" means the United States Securities and Exchange Commission.

         "SEC Filings" means filings made by the Company with the SEC pursuant to the periodic reporting requirements contained in Sections 13(a), 13(c) or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

         "Securities" shall mean collectively the Shares, CPOs and GDSs.

         "Securities Authorities" shall mean all relevant federal, provincial and state securities commissions and stock exchange authorities and similar entities and authorities in the United States and Mexico, including the SEC and the CNBV.

         "Shares" shall have the meaning set forth in the recitals.

         "Subsidiary" means any corporation or entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or equity securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or similar Persons) or any other corporation or entity which consolidates with such Person.

         "Tendering Shareholder" means any record or beneficial holder of Securities who tenders Securities into the Offers.

         "Third Party" has the meaning set forth in Section 3.3(a).

         "Third Party Claim" has the meaning set forth in Section 8.1(b).

         "U.S. Business Day" means a day that is a "business day" as defined under Regulation 14D under the Exchange Act.

         "U.S. Offer" means the portion of the Offers that will be conducted in, and in accordance with the securities regulations of, the United States of America.

         Section 1.2 OTHER DEFINITIONAL PROVISIONS.

         (a) The words "Hereof," "Herein," and "Hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

         (c) The terms "dollars" and "$" mean United States dollars. The terms "Ps." and "Pesos" mean Mexican Pesos.

                                   ARTICLE II

                                  TENDER OFFER

         Section 2.1 AGREEMENT TO COMMENCE OFFERS. Subject to the provisions of
Section 2.2, Bidder shall commence, on the first Business Day after the date of this Agreement, Offers to acquire up to 100% of the Securities at a price equal to (i) in the Mexican Offer and at the election of the offerees, Ps.5.91 per Share (or Ps.17.73 per CPO) or the dollar equivalent of such Peso amount calculated as the average of the exchange rates reported on each of the five (5) consecutive U.S. Business Days ending two (2) U.S. Business Days prior to the

Expiration Date of the U.S. Offer by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Pesos and dollars, and (ii) in the U.S. Offer, the dollar equivalent of Ps.5.91 per Share (or Ps.106.38 per GDS and Ps.17.73 per CPO), calculated in the same manner as described in (i), in cash to each Tendering Shareholder. The Bidder may, in its sole discretion, increase the per Security price for any reason or decrease it by the amount of all dividends for which a payment day is announced or published on or before the Expiration Date and which is payable at any time after the date hereof prior to the Purchase Date. The price per Security, or any higher or lower amount per Security as may be paid in the Offers in accordance with the foregoing, is hereinafter referred to as the "Offer Price." If the Offers are consummated, Bidder agrees to pay the Offer Price promptly, but in no event later than four
(4) U.S. Business Days after the Expiration Date.

         Section 2.2 CONDITIONS TO COMMENCEMENT OF THE OFFERS. Bidder's obligation to commence the Offers is contingent upon the following conditions:

         (a) As of the date of this Agreement, (i) the Company shall have timely filed all reports required to be filed by it since January 1, 1999 pursuant to the Exchange Act and the Mexican Securities Markets Law, and each such report shall have complied as to form in all material respects to the rules and regulations promulgated under the Exchange Act or the Mexican Securities Markets Law, as applicable and (ii) at the time of their respective filing (or, if amended on or prior to five (5) Business Days prior to this Agreement and a copy of any such amendment has been delivered to Bidder, at the time of the filing of any such amendment thereof), the Company's SEC Filings as they may have been so amended shall not have contained untrue statements of material facts or omitted to state material facts required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading;

         (b) No change, event or development shall have occurred which would reasonably be expected to cause a Material Adverse Change;

         (c) All the representations and warranties of Molina under this Agreement shall be true and correct in all material respects as of the date Bidder commences the Offers;

         (d) The Company shall, as of the date of the commencement of the Offers, directly or indirectly through any of its Subsidiaries, own all of the capital stock of each of its Subsidiaries;

         (e) PepsiCo and Bidder shall have executed and delivered the PepsiCo Agreement to Tender;

         (f) Molina, Bidder and the Escrow Agent shall have executed and delivered the Escrow Agreement;

         (g) The properties listed on Schedule 2.2(g) attached hereto shall have been transferred, by conveyance of title to such real property or equity ownership of any Person which owns such real property, to the Company;

         (h) The uniform supply agreement dated March 30, 2000 between Uniform Design, S.A. de C.V. and the Company shall have been amended in a manner acceptable to Bidder in its sole discretion or such agreement shall have been terminated without payment of any penalty, liquidated damage or termination charge;

         (i) The Affiliates of Molina described in Exhibit E attached hereto shall have released, discharged and forever quitclaimed the Company and its Affiliates from any and all claims, liabilities or obligations, of any kind or nature whatsoever in law or in equity, known or unknown, that they ever had, now have, or may have in the future against the Company or its Affiliates for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time, other than the obligations described in Exhibit E;

         (j) Molina shall have entered into arrangements, reasonably satisfactory to Bidder, for the delivery of the Escrow Amount to the Escrow Agent from the aggregate Offer Price due to Molina and the other Molina Shareholders for Securities tendered by the Molina Shareholders in the Offers; and

         (k) Guadalupe Basteris shall have executed, before a notary public in Mexico, a consent in the form attached hereto as Exhibit C.


         Section 2.3 CONDITIONS TO THE OFFERS. The Offers documents shall contain those conditions identified on Exhibit D hereto as conditions to Bidder's obligation to consummate the Offers (the "Offer Conditions"). The obligation of Bidder to consummate the Offers and accept for payment, and pay for, Securities tendered and not withdrawn shall be subject only to the Offer Conditions. Bidder reserves the right to waive any such conditions.

         Section 2.4 MODIFICATIONS AND EXTENSIONS OF THE OFFERS.

         (a) Bidder may, subject to compliance with the Exchange Act and the Mexican Securities Markets Law, modify the terms of the Offers or waive any Offer Conditions, except that without the express written consent of Molina (which shall not be unreasonably withheld), Bidder shall not reduce the number of Securities sought in the Offers, reduce the Offer Price (except as permitted by Section 2.1), extend the Offers (except as provided in this Section 2.4), change the form of consideration payable in the Offers or otherwise amend or modify any material term of the Offers in any manner materially adverse to Molina.

         (b) If on the initial Expiration Date the Offer Conditions have been satisfied, Bidder reserves the right, in its sole discretion, to extend the Offers to a date that is not later than five (5) Business Days after the initial Expiration Date, solely to increase the number of Securities tendered in the Offers.

         (c) If on the initial Expiration Date the Offer Conditions have not been satisfied or waived, Bidder shall extend the Offers until all the Offer Conditions have been satisfied or waived, provided that Bidder shall not be required to extend the Offers to a date that is later than ten (10) Business Days after the initial Expiration Date. Bidder shall have the right, at its own election, to further extend the Offers for additional ten (10) Business Days to a date up to twenty (20) Business Days after the initial Expiration Date.

                                   ARTICLE III

                        RIGHTS AND OBLIGATIONS OF MOLINA

         Section 3.1 AGREEMENT TO TENDER. In order to induce Bidder to commence the Offers, Molina agrees, pursuant to the terms and conditions set forth herein, to tender (and to cause the other Molina Shareholders to tender) in the Offers and to not withdraw (except as permitted in Section 3.2) all the Owned Securities and all other Securities directly or indirectly owned by Molina and the other Molina Shareholders no later than the third Business Day after the commencement of the Offers, except for Owned Securities in the Molina/PepsiCo Gemex Shares Trust, Securities which have been pledged as described in Schedule
5.3 and Securities acquired by any of the Molina Shareholders after the date of this Agreement, which in each case Molina agrees to tender and to cause to be tendered not less than two (2) Business Days before the initial Expiration Date. The securities described in the preceding sentence are collectively defined as the "Molina Securities." Molina further agrees to elect (and to cause the other Molina Shareholders to elect) to receive the purchase price for the Molina Securities they tender in the Offers in dollars calculated at the Exchange Rate.

         Section 3.2 RIGHT TO RECEIVE MORE COMPETITIVE OFFERS. Nothing in this Agreement is intended in any way to restrict the Molina Shareholders' ability to accept more competitive offers and no penalty will be imposed on any Molina Shareholder that accepts a more competitive offer. Notwithstanding the provisions of Section 3.1, each of the Molina Shareholders shall have the right to accept more competitive offers received any time prior to or during the period that the Mexican Offer and/or the U.S. Offer remain outstanding. In the event any of the Molina Shareholders has tendered any or all of its Securities, such Molina Shareholder shall have the right to withdraw any or all of such Securities at any time during the period that the Mexican Offer and/or the U.S. Offer remain outstanding in order to accept more competitive offers.

         Section 3.3 ALTERNATIVE TRANSACTIONS; CONFIDENTIALITY; NO COMPETITION.

         (a) Molina agrees to advise Bidder orally and in writing of any proposal or request for information he receives, or becomes aware of, in connection with or relating to an Alternative Transaction (as defined below), the material terms and conditions of such request, proposal or Alternative Transaction and the identity of the Person making such request or proposal within one (1) U.S. Business Day of the receipt of such request, and shall within such period deliver to Bidder a copy of any such request, proposal or Alternative Transaction received from such Person in writing. Molina will keep Bidder informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis. For purposes of this Agreement, "Alternative Transaction" means either (i) a transaction or series of transactions pursuant to which any Person or group of Persons (including Molina and his Affiliates and excluding any transfers between the Persons Controlling, under common Control with, or Controlled by Molina) other than the Company, any of its wholly-owned Subsidiaries, Bidder and any of Bidder's Subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule l3d-3 under the Exchange
Act) of any or all of the Securities, whether from Molina, the Company or otherwise; or (ii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets of the Company (other than in the ordinary course of business) or control of assets of the Company or its Subsidiaries, in any case having a book value of ten percent or more of the Company's total consolidated assets, or for consideration equal to ten percent or more of the fair market value of all Securities on the date of this Agreement. Nothing in this Section 3.3(a) shall be interpreted to prohibit Molina from complying with his fiduciary duties to the Company or require him to breach any confidentiality obligations to which he may be subject under applicable law.

         (b) Molina undertakes and covenants to Bidder that, from the date of the purchase of the Molina Securities by Bidder pursuant to the Offers (the "Purchase Date"), in accordance with the terms of this Agreement, until the fifth anniversary of the Purchase Date, he will not, for any reason whatsoever, either individually or as an officer director, stockholder, member, partner, agent, employee, consultant, principal, advisor, independent contractor, affiliate or similarly interested party of another business firm, without the prior written consent of Bidder, directly or indirectly:

         (i) Own, lease, manage, operate, control, advise, engage in, or own stock or otherwise own an equity or economic interest in, any Person engaged in the manufacture, marketing or wholesale sales or distribution of beverages which are competitive with the products manufactured, marketed, sold or distributed by the Company and its Subsidiaries as of the date hereof ("Competitive Activities") in Mexico (the "Area"); provided that, notwithstanding the foregoing, nothing in this Section 3.3(b)(i) will restrict or prevent in any manner Molina from maintaining a purely passive investment in any Person whose securities are listed on a national securities exchange or the NASDAQ National Market System and who is engaged in any Competitive Activities so long as the aggregate interest represented by such investments does not exceed 4% of any class of the outstanding debt or equity securities of any such Person;

         (ii) Divert or attempt to divert from the Company or its Subsidiaries Persons who are customers or suppliers of the Company and its Subsidiaries as of either the date hereof or the Purchase Date; or

         (iii) Use (A) in the Area, the name of the Company or any of its Subsidiaries or any trade names, licenses, labels, customers' lists, logos or trademarks previously or currently used or owned by the Company or any of its Subsidiaries in connection with the products of the Company or any of its Subsidiaries, or any other logos or trademarks substantially similar to any of the aforementioned logos or trademarks and (B) anywhere in the world, any of the trade secrets of the Company or any of its Subsidiaries related to prospective marketing, sales and product packaging plans; provided, however, that this clause
                  (iii)(B) shall no longer be applicable after the first anniversary of the Purchase Date.

         (c) Molina undertakes and covenants to Bidder that he will not, for any reason whatsoever, either individually or as an officer, director, stockholder, member, partner, agent, employee, consultant, principal, advisor, independent contractor, affiliate or similarly interested party of another business firm, without the prior written consent of Bidder, directly or indirectly:

         (i) From the Purchase Date until the third anniversary of the Purchase Date, solicit for employment, hire or do any act intended to divert any of the employees listed in Schedule 3.3(c)(i) attached hereto from the business of the Company, its Subsidiaries, Bidder or any Affiliates of any of them (the "Business"); provided however, that Molina may hire Mr. Luis Alejandro Bustos Olivares if Mr. Bustos employment is terminated or constructively terminated by the Company; or

         (ii) From the date hereof until the nine month anniversary of the Purchase Date, disparage, demean, criticize or do any other act in each case reasonably likely to cause material injury to the Business or the reputation of the Business.

         (d) Molina acknowledges that he and certain of his Affiliates had access to operating, financial and other information of the Company, its Subsidiaries and their respective customers including, without limitation, procedures, business strategies, and prospects and opportunities, techniques, methods and information about, or received by them, from their customers and that divulgence will irreparably harm the Company and its Subsidiaries ("Confidential Information"). Molina also acknowledges such Confidential Information provides the Company and its Subsidiaries with a competitive advantage (or that it could be used to the disadvantage of the Company or its Subsidiaries by a competitor). Molina also acknowledges the interest of the Company and its Subsidiaries in maintaining the confidentiality of such Confidential Information. Molina shall not, and shall not authorize any Person acting on his behalf to, divulge, disclose or make known in any way or use for the individual benefit of any of them or others any of such Confidential Information. The foregoing is not applicable to such of the Confidential Information (i) that is in the public domain otherwise than as a result of its unauthorized disclosure by Molina, his Affiliates or any other person; (ii) that is necessary or appropriate to be disclosed in making any filing, or in connection with obtaining any consent or approval, required for the consummation of the transactions contemplated by this Agreement; or (iii) that is required to be disclosed in connection with any legal proceedings or applicable law.

         Section 3.4 INFORMATION.

         (a) Molina agrees to advise and to cause each of his Affiliates or employees to advise Bidder, within one (1) U.S. Business Day, orally and in writing of any request for information or comments from any governmental agency which could impact Bidder's ability to consummate the Offers. Molina agrees to provide Bidder with the opportunity to review and comment on any of Molina's or the Company's filings with or correspondence to the Securities Authorities relating to the Offers or this Agreement and Bidder will have the right to comment on those filings or correspondence no later than 24 hours after receipt of such filing or correspondence. Molina shall not be under any obligation to accept or in any manner address such comments. Bidder shall have the right to approve (such approval not to be unreasonably withheld) any references to it contained in such filing or correspondence, provided that any failure to provide specific proposed changes within 24 hours of receipt of such filing or correspondence shall be deemed to be approval. Molina will make reasonably efforts to cause the Company to cooperate with Bidder in connection with the Company's filings and correspondence described in this Section 3.4(a).

         (b) Bidder agrees to advise Molina, within one (1) U.S. Business Day, orally and in writing of any request for information or comments from any governmental agency which could impact Bidder's ability to consummate the Offers. Bidder agrees to provide Molina with the opportunity to review and comment on any of Bidder's filings with or correspondence to the Securities Authorities relating to the Offers or this Agreement and Molina will have the right to comment on those filings or correspondence no later than 24 hours after receipt of such filing or correspondence. Bidder shall not be under any obligation to accept or in any manner address such comments. Molina shall have the right to approve (such approval not to be unreasonably withheld) any references to him contained in any such filing or correspondence, provided that any failure of Molina to provide to Bidder specific proposed changes in writing within 24 hours of receipt of such filing or correspondence shall be deemed to be approval.

         (c) Each of Molina and Bidder will make reasonable efforts to include each other in any oral communications they have with the Securities Authorities relating to the Offers or this Agreement.

         Section 3.5 OPTIONS.

         (a) Effective upon the Purchase Date, Molina hereby (i) surrenders to the Company all his unvested options to acquire securities of the Company and
(ii) releases and forever discharges the Company, Bidder and Affiliates of each of them from any and all claims, liabilities, losses, demands, rights and/or causes of action of any kind or nature whatsoever he ever had or he has against the Company, Bidder and Affiliates of each of them, whether at law or in equity, direct or indirect, fixed or contingent, whether known or unknown arising out of his unvested options.

         (b) Molina agrees that he will not, at any time after the date hereof, commence, maintain, prosecute, participate in as a party, or permit to be filed by any other person on his behalf, any action or proceeding of any kind, judicial or administrative, in any court or agency against the Company, Bidder or Affiliates of any of them, with respect to any of his rights to his unvested options to acquire securities of the Company.

         (c) Except with the consent of Bidder, Molina shall not and shall not authorize, instruct, or take any other action to cause or encourage the Company, its Board of Directors or its officers or other officials to modify, or consent to the modification of, any of the terms or conditions of the unvested options to acquire securities of the Company held by employees of the Company or its Subsidiaries.

         (d) Molina shall exercise all of his vested options to purchase securities of the Company and tender such securities in the Offers no less than two (2) Business Days before the initial Expiration Date pursuant to the provisions of Article III. Molina will make reasonable efforts to cause the Company to advise its employees of their opportunity to exercise their vested options to acquire securities of the Company and to tender such securities into the Offers.

         Section 3.6 PAYMENT OF BENEFITS.

         (a) Molina agrees to accept in full satisfaction of his rights under the Pension Plan for Executives of Servicios Administrativos Suma, S.A. de C.V., a Subsidiary of the Company, (the "Pension Plan") and all other statutory and severance benefits to which he may become entitled at the time of his voluntary termination and/or retirement, payment from the Pension Plan in the amount of Ps.141,150,000. Bidder hereby acknowledges that Molina is entitled to receive such sum under the Pension Plan and, following the Purchase Date, shall cause the Pension Plan to promptly remit such sum to Molina after his voluntary termination or retirement from employment with the Company and its Subsidiaries, in accordance with the terms of the Pension Plan, but in no event later than fifteen (15) Business Days after such termination or retirement.

         (b) Molina acknowledges that his employment with the Company and/or its Subsidiaries and all agreements, arrangements and understandings relating thereto shall terminate on the Purchase Date and upon such termination, Molina hereby remises, releases, discharges and forever quitclaims, the Company and its Affiliates from any and all claims, liabilities or obligations, of any kind or nature whatsoever in law or in equity, known or unknown, that Molina ever had, now has, or may have in the future against the Company or its Affiliates for, upon or by reason of any matter, arising from Molina's employment with the Company and/or its Subsidiaries and all agreements, arrangements and understandings relating thereto, other than obligations arising under or contemplated by this Agreement.

         (c) Molina agrees that he will not, at any time after the date hereof, commence, maintain, prosecute, participate in as a party, or permit to be filed by any other person on his behalf, any action or proceeding of any kind, judicial or administrative, in any court or agency against the Company, Bidder or Affiliates of any of them, with respect to any of his rights under the Pension Plan or any other statutory and severance benefits to which he may become entitled at the time of his voluntary termination and/or retirement, unless the payments have not been made timely in accordance with Section 3.6(a) or Bidder is otherwise in breach of its obligation to pay Molina for the Securities in the Offers.

         Section 3.7 PAYMENT OF DIVIDENDS. If (i) the Offers are consummated,
(ii) Bidder purchases the Molina Securities pursuant to the Offers, and (iii) the Company either pays, or announces or publishes a day for the payment of, any dividend or distribution with respect to the Securities prior to the Purchase Date, Molina shall pay Bidder, within five (5) Business Days after the Expiration Date, the aggregate amount of all such dividends or distributions paid or announced to be paid to security holders of the Company (other than dividends or distributions paid or announced to be paid to The Pepsi Bottling Group, Inc. or any of its subsidiaries, including Bidder), unless Bidder has already reduced the per Security price by the aggregate amount of dividends or distributions paid or announced to be paid with respect to the Securities as described in Section 2.1. Molina shall enter into arrangements, reasonably satisfactory to Bidder, for the payment of the aggregate amount of all such dividends or distributions paid or announced to be paid to security holders of the Company (other than dividends or distributions paid or announced to be paid to The Pepsi Bottling Group, Inc. or any of its subsidiaries, including Bidder) from the aggregate Offer Price due to Molina and the other Molina Shareholders for Securities tendered by any of the Molina Shareholders in the Offers.

         Section 3.8 SHAREHOLDERS MEETING.

         (a) Molina undertakes and covenants to Bidder that he will recommend to the Board of Directors of the Company to set the date selected by Bidder (and communicated by Bidder to Molina in writing), as the date for an ordinary shareholders meeting to replace and elect new members for such Board of Directors, subject to the provisions of applicable Laws, the organizational documents of the Company, any depositary agreements to which the Company is a party and the CPO Trust Agreement among Banco Nacional de Mexico, S.A., as CPO Trustee, the Company and the holders and beneficial owners from time to time of the CPOs.

         (b) Molina undertakes and covenants to Bidder to use his reasonable efforts to cause the Company to publish a notice calling such shareholders meeting on the date selected by Bidder, subject to the provisions of applicable Laws, the organizational documents of the Company, any depositary agreements to which the Company is a party and the CPO Trust Agreement among Banco Nacional de Mexico, S.A., as CPO Trustee, the Company and the holders and beneficial owners from time to time of the CPOs.

                                   ARTICLE IV

                      DELIVERY OF PAYMENTS TO ESCROW AGENT

         Section 4.1 DELIVERY OF PAYMENTS TO ESCROW AGENT. If the Offers are consummated and Bidder purchases the Molina Securities pursuant to the Offers, the payment of the aggregate Offer Price due to Molina and the other Molina Shareholders (net of any amount to be delivered pursuant to Section 3.7 hereof) shall be delivered to Molina and the other Molina Shareholders except for the dollar equivalent of the sum of Ps.141,150,000 calculated at the exchange rate set forth in Section 2.1 (the "Escrow Amount") that Molina agrees to cause to be delivered to the Escrow Agent to be held, pursuant to the terms and conditions of the Escrow Agreement.

         Section 4.2 RELEASE OF PAYMENTS FROM ESCROW AGREEMENT. The Escrow Agent shall retain the Escrow Amount as security for Molina's indemnification obligations under Section 8.1 and thereafter release it only pursuant to the terms of the Escrow Agreement.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF MOLINA

         Molina hereby represents and warrants to Bidder, as follows:

         Section 5.1 AUTHORITY. This Agreement constitutes the valid and binding obligation of Molina, enforceable against him in accordance with its terms.

         Section 5.2 NO CONFLICT. Neither the execution, delivery or performance of this Agreement nor the consummation by him of the transactions contemplated hereby, subject to compliance with filing and other requirements under applicable law, will, directly or indirectly

(with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, Law, ordinance, principle of common or civil law, regulation, statute or treaty ("Legal Requirements") applicable to him or any other Molina Shareholder, or any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, made or rendered by any court, administrative agency or other governmental authority or by any arbitrator ("Orders") applicable to him or any other Molina Shareholder; or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) applicable to Molina, any other Molina Shareholder or any of their Affiliates or by which any of their properties or other assets are legally bound, except in each case, for any contravention, conflict, violation, breach or right which would not materially impair the ability of Molina to perform his obligations hereunder. No governmental authority has commenced, or threatened in writing to commence, any proceeding or action against Molina or any other Molina Shareholder with respect to the Offers, this Agreement or the transactions contemplated hereby and no other Person has commenced any action, proceeding, application or claim against Molina or any other Molina Shareholder with respect to the Offers, this Agreement or the transactions contemplated hereby, before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, in each case, which would materially impair Molina's ability to perform his obligations under this Agreement.

         Section 5.3 TITLE TO THE MOLINA SECURITIES. As of the date hereof, each of the Molina Shareholders is the legal and beneficial owner of the type and number of Securities set forth opposite its name on Schedule 5.3 attached hereto. The holders of record of such Securities as of the date hereof are also identified on such Schedule. The Molina Securities have been duly issued, are fully paid and, except for the Securities in the Molina/PepsiCo Gemex Shares Trust and the Securities which have been pledged as described in Schedule 5.3,
(i) the Molina Securities are free and clear of any lien, claim, charge, restriction on transfer, other encumbrance or rights of third parties, and (ii) there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the Molina Securities or the share capital of the Company which will prohibit, restrict or adversely affect the performance of Molina's obligations under this Agreement. Upon the purchase of the Molina Securities pursuant to the Offers, Bidder will own the Molina Securities free and clear of any lien, claim, charge, restriction on transfer, other encumbrance or rights of third parties.

         Section 5.4 AFFILIATE RELATIONSHIPS. Except for obligations arising under or contemplated by this Agreement or as set forth in Exhibit E, (i) the Company and its Affiliates do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), known or unknown, to Molina or any of his Affiliates and (ii) neither Molina nor any of his Affiliates has any claim of any kind against the Company or any of its Subsidiaries or shareholders, members, owners, officers, directors, employees, any investment banker, financial advisor, attorney, accountant or other representative of any of them arising under any agreement, arrangement, understanding or otherwise (either directly or by virtue of an interest in an entity which has such claim) relating to the Company or any of its

Subsidiaries. Exhibit E presents a complete and accurate list of all agreements, arrangements and understandings between, on the one hand, Molina and/or any of his Affiliates, and, on the other hand, the Company and/or any of its Affiliates.

         Section 5.5 TERMINATION OF AFFILIATE RELATIONSHIPS. Molina represents that the Company and its Subsidiaries can terminate each of the agreements, arrangements and understandings listed on Exhibit E as well as any other agreement, arrangement and understanding between, on the one hand, Molina and/or any of his Affiliates, and, on the other hand, the Company and/or any of its Subsidiaries, without payment of any penalty, liquidated damage or termination charge.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BIDDER

         PBG Hispano and BG represent and warrant to Molina, jointly and severally, as follows:

         Section 6.1 ORGANIZATION AND QUALIFICATION.

         (a) PBG Hispano is a Spanish limited liability company duly organized, validly existing and in good standing under the laws of Spain with full limited liability company power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

         (b) BG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full limited liability company power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

         Section 6.2 AUTHORITY. Each Bidder has all requisite power and authority to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the Offers and the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by each of PBG Hispano and BG. This Agreement has been duly executed and delivered by each Bidder and constitutes the valid and binding obligation of each Bidder, enforceable against each Bidder in accordance with its terms.

         Section 6.3 NO CONFLICT. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, including the commencement of the Offers, except as provided in Schedule 6.3, will, directly or indirectly (with or without notice or lapse of time): (i) require Bidder to obtain any regulatory approval, action, waiver or consent;
(ii) contravene, conflict with, or result in a violation of, or give any governmental authority or other person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirements or any Orders; or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) applicable to each Bidder or any of their Subsidiaries or by which any of their properties or other assets are legally bound. No governmental authority has commenced, or threatened in writing to commence, any proceeding or action against Bidder or its Affiliates with respect to the Offers, this Agreement or the transactions contemplated hereby and no other Person has commenced any action, proceeding, application or claim against Bidder or its Affiliates with respect to the Offers, this Agreement or the transactions contemplated hereby, before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, in each case, which would materially impair Bidder's ability to perform its obligations under this Agreement.

         Section 6.4 NO KNOWLEDGE OF BREACH. Bidder has no actual knowledge on the date hereof of any facts or circumstances that cause the representations and warranties of Molina under Sections 5.4 and 5.5 hereof to be incorrect in any respect which would entitle Bidder to indemnification pursuant to Section 8.1 for any claims in an aggregate amount in excess of $50,000.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 TERMINATION. This Agreement may be terminated at any time:

         (a) by mutual written consent of Molina and Bidder;

         (b) by Molina, if Bidder has not commenced the Offers the first Business Day following the execution of this Agreement, unless Bidder has not commenced the Offers within the above time-period as a result of a breach by Molina of any of his material obligations or agreements under this Agreement;

         (c) by Bidder, by giving written notice of such termination to Molina, if Molina shall have breached any of his material representations, warranties, covenants or agreements under this Agreement, and such breach shall be incapable of cure or has not been cured within ten (10) Business Days following the giving of written notice of such breach to Molina;

         (d) by either Molina or Bidder, by giving written notice of such termination to the other party, if there shall be in effect any Law that prohibits the consummation of the Offers or any transactions contemplated hereby or if consummation of the Offers or any the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental entity having competent jurisdiction;

         (e) by Molina, by giving written notice of such termination to Bidder, if Bidder shall have breached any of its material representations, warranties, covenants or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within ten (10) Business Days following the giving of written notice of such breach to Bidder;

         (f) by Molina or Bidder, if the Offers expire or terminate in accordance with their terms without the purchase of Securities in the Offers; or

         (g) by Bidder, following the purchase of the Molina Securities pursuant to the Offers.

         Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 7.1 hereof, this Agreement shall thereafter become void and have no effect, and neither party shall have any liability to the other or its respective Affiliates, directors, officers or employees, provided that nothing herein will relieve any party from liability for any breach prior to such termination of any of its representations, warranties or covenants under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 INDEMNIFICATION.

         (a) As the sole and exclusive remedy for any breach of any warranty or representation made by Molina under Sections 5.4 and 5.5 hereof, Molina agrees to indemnify Bidder, its Affiliates and the officers, directors, employees, agents, partners and shareholders of each of them (collectively, the "Indemnified Parties") for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (ii) any and all out-of- pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any breach of any warranty or representation made by Molina under Sections 5.4 and 5.5 hereof only and for no other provisions of this Agreement or for any other reason; provided, however, that Molina shall not be liable to Bidder under any circumstances pursuant to this Section 8.1 in an amount in excess of the sum of Ps.188,200,000.

         (b) Bidder shall, with respect to (i) claims asserted in writing against any Indemnified Party by any third party ("Third Party Claims") and (ii) any other claims which would entitle Bidder to claim indemnification under this
Section 8.1, give prompt written notice to Molina describing in reasonable detail any liabilities which might give rise to any such claims for indemnity under this Section 8.1, provided, however, that any failure to give such notice will not waive any rights of Bidder to indemnification hereunder, except to the extent that Molina is actually and materially prejudiced by the failure to so notify and then only to the extent of damages caused by the failure to notify.

         (c) Molina shall be entitled, at his own expense (i) to participate in the defense of any Third Party Claim, or (ii) to undertake the defense of a Third Party Claim that is for an amount not in excess of the then existing Escrow Amount (reduced by the amount of any other outstanding and unresolved or unpaid claims pursuant to this Section 8.1) and involves solely the payment of money. Molina shall have fifteen (15) Business Days after receipt of the above-mentioned notice to undertake to conduct and control through counsel of his own choosing (subject to the written consent of Bidder, which consent shall not be unreasonably withheld) and at his sole risk and expense, the good faith settlement which cannot be effected without the written consent of Bidder in its sole discretion unless such settlement is for an amount not in excess of the then existing Escrow Amount (reduced by the amount of any other outstanding and unresolved or unpaid claims pursuant to this Section 8.1 and involves solely the payment of money) or defense of such claim, and Bidder shall cooperate with Molina in connection therewith; provided, that Bidder shall be entitled to participate in such settlement or defense through counsel chosen by it, the fees and expenses of such counsel shall be borne by Bidder.

         (d) Notwithstanding the foregoing, Molina shall not be entitled to assume the defense of any Third Party Claim if Molina does not give Bidder the timely written notice of the undertaking referred to in Section 8.1(c)(ii).

         (e) So long as Molina is participating in the defense of a Third Party Claim in good faith or is reasonably defending any Third Party Claim in good faith with continuity and diligence, Bidder will cooperate with Molina by providing records and information which are reasonably relevant to such Third Party Claim, at Molina's expense.

         Section 8.2 CONFIDENTIALITY. Bidder and Molina will maintain in confidence, and will cause their respective Subsidiaries, Affiliates, directors, officers, employees, advisors, agents and representatives to maintain in confidence, any written, oral or other information obtained in confidence from the other party in connection with this Agreement or the transactions contemplated hereby (including any proposed offers by Bidder to acquire capital stock of the Company), unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement or (c) the furnishing or use of such information is required by legal proceedings or applicable law. Whether or not the transactions contemplated by this Agreement are consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         Section 8.3 FURTHER ASSURANCES. The parties each agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

         Section 8.4 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 8.5 FORUM. This Agreement shall be subject to the exclusive jurisdiction of the Federal Courts for the Southern District of New York and State courts of New York County in the State of New York. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of New York, and further irrevocably waive any claim that any suit, action or proceeding in the Borough of Manhattan, New York has been brought in an inconvenient forum. For the purpose of proceedings in the courts described in this Section 8.5, Molina hereby irrevocably designates CT Corporation as his agent, and in the event that such agent or any successor shall cease to represent him, Molina shall promptly and irrevocably designate a successor and notify Bidder thereof, to accept on his behalf service of any and all process or other documents which may be served in any action or proceeding in any of such courts. Molina further agrees that (i) service upon such agent shall constitute valid and effective service upon Molina and that failure of such agent to give any notice of such service to Molina shall not affect the validity of such service or any judgment rendered in any action or proceeding based thereon and (ii) that service of any and all such process or other documents of Molina may also be effected by registered mail to his address as set forth in Section 8.14 hereof.

         Section 8.6 REMEDIES CUMULATIVE. Except for the indemnity provided under Section 8.1 in connection with a breach of any warranty or representation made by Molina under Sections 5.4 and 5.5 hereof, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Sections 8.1 and 8.17, nothing in this Agreement shall convey any rights upon any person or entity which is not a party to this Agreement. Bidder shall not have the right to withhold the release or payment to Molina of the Escrow Amount except in accordance with the Escrow Agreement for claims made under Section 8.1 herein.

         Section 8.7 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

         Section 8.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         Section 8.9 AMENDMENT. This Agreement may not be amended except by a written instrument signed by each party hereto.

         Section 8.10 WAIVER. At any time any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to his or its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; PROVIDED, HOWEVER, that any such extension or waiver is set forth in a writing executed by such party.

         Section 8.11 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and either party's rights or obligations hereunder may not be assigned or delegated without the prior written consent of the other party hereto, except that Bidder may assign in whole or in part, the right (but not the Bidder's obligation) to purchase the Securities to one or more of its Affiliates.

         Section 8.12 EXPENSES. Whether or not the purchase and sale of the Securities is consummated, each party shall pay all costs and expenses that he or it incurs with respect to the negotiation, execution, delivery and performance of the Agreement and consummation of the transactions contemplated hereby.

         Section 8.13 COUNTERPARTS; HEADINGS. This Agreement may be executed in two counterparts, each of which shall be an original, but which together shall constitute one and the same instrument. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

         Section 8.14 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) five days after the mailing thereof by registered mail, return receipt requested, (ii) on the day following mailing when sent by overnight express mail or courier, signature required, and (iii) at the actual time of receipt when delivered personally, addressed to Molina or Bidder at the addresses set forth below (or at such other address as any party may specify by notice to the other parties hereto given as aforesaid):

         If to Molina, to:

         Campos Eliseos No. 345
         Col. Polanco
         11550 Mexico, D.F.
         Mexico
         Phone: (011-5255) 5280-8111
         Fax: (011-5255) 5280-5116

         With a copy to:

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza,
         New York, NY 10004
         Attn: Lee S. Parks, Esq.
         Phone: (212) 859-8000

         Fax: (212) 859-4000

         If to Bidder, to:

         c/o The Pepsi Bottling Group, Inc.
         1 Pepsi Way
         Somers, NY 10589
         Attn: Senior Deputy General Counsel
         Phone: (914) 767-7971
         Fax: (914) 767-7944

         With a copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY 10036
         Attn: Carlos E. Martinez, Esq.
         Phone:212-969-3000
         Fax:212-969-2900

         Section 8.15 SPECIFIC PERFORMANCE. Except for the indemnity provided under Section 8.1 in connection with a breach of any warranty or representation made by Molina under Sections 5.4 and 5.5 hereof, without limiting the rights of each party hereto to pursue other legal and equitable rights available to such party for any other party's failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. To the extent any party may be entitled to the benefit of any provision of law requiring any party in any suit, action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby to post security for litigation costs or otherwise post a performance bond or guaranty or to take any similar action, each party hereby irrevocably waives such benefit in each case to the fullest extent now or hereafter permitted under the laws of any such other jurisdiction.

         Section 8.16 SURVIVAL. Except for (a) the representations of Molina set forth in Section 5.3 with respect to title to the Molina Securities which shall survive indefinitely in the event Bidder purchases the Molina Securities pursuant to the Offers and (b) the provisions of this Article 8 which shall survive indefinitely whether or not Bidder purchases the Molina Securities pursuant to the Offers; the representations, warranties and covenants in this Agreement shall survive for three (3) years after the latest of the consummation of the Offers or the termination of this Agreement.

         Section 8.17 THIRD PARTY BENEFICIARIES. The parties hereto expressly agree that the Company is a third party beneficiary of Sections 3.5 and 3.6 hereof and that PepsiCo is a third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.


                                  PBG GRUPO EMBOTELLADOR HISPANO-MEXICANO S.L.


                                  By: /s/ Inigo Madariaga
                                  ----------------------------------------------
                                  Name: Inigo Madariaga
                                  Title: Managing Director


                                  BOTTLING GROUP, LLC

                                  By: /s/ Alfred H. Drewes
                                  ----------------------------------------------
                                  Name: Alfred H. Drewes
                                  Title: Principal Financial Officer


                                  /s/ Enrique C. Molina Sobrino
                                  ----------------------------------------------
                                  ENRIQUE C. MOLINA SOBRINO

                      EXHIBIT A TO THE AGREEMENT TO TENDER

                            FORM OF ESCROW AGREEMENT

                              (See Exhibit (d)(3))

                      EXHIBIT B TO THE AGREEMENT TO TENDER

                       FORM OF PEPSICO AGREEMENT TO TENDER

                              (See Exhibit (d)(1))

                      EXHIBIT C TO THE AGREEMENT TO TENDER

                         CONSENT FROM GUADALUPE BASTERIS

                      EXHIBIT D TO THE AGREEMENT TO TENDER

                CONDITIONS OF THE CONSUMMATION OF BIDDER'S OFFERS


                  Bidder will not be required to consummate the Offers if:

                  (i) less than 90% of all of the outstanding shares of capital stock of the Company (including shares represented by CPOs and GDSs) on the Expiration Date are tendered into the Offers on or prior to the Expiration Date and not withdrawn,

                  (ii) less than all of the Securities owned by PepsiCo and the other PepsiCo Shareholders are tendered into the Offers and not withdrawn,

                  (iii) less than all of the Securities owned by Molina and the other Molina Shareholders are tendered into the Offers and not withdrawn,

                  (iv) the conditions to the [Mexican Offer] [U.S. Offer] have not been satisfied or waived on or before the Expiration Date of the [Mexican Offer] [U.S. Offer]or the [Mexican Offer] [U.S. Offer ] has been terminated without the purchase of any Securities, or

                  (v) at any time before the acceptance of the Securities for payment, any of the following events occurs:

         1. a material breach by Molina of any of the material provisions of this Agreement, including, without limitation, a breach by Molina of the representations and warranties in Sections 5.4 and 5.5 hereof;

         2. a material breach by PepsiCo of any of the material provisions of the PepsiCo Agreement to Tender;

         3. any regulatory approval, action, waiver or consent required to consummate the Offers, including any approval of the CNBV, the SEC or any securities exchange, (a) shall not have been obtained, or shall have been obtained under conditions or restrictions that would adversely affect the Mexican Offer, the U.S. Offer or the Company or its Subsidiaries; (b) shall have been modified in any material way that would adversely affect the Mexican Offer, the U.S. Offer or the Company or (c) has been revoked;

         4. (a) there shall be pending any action, suit, proceeding or claim by any person, domestic or foreign, which has a reasonable likelihood of success, or by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, or there shall be any statute, rule, regulation, order, judgment, decree or injunction applicable to the Mexican Offer or the U.S. Offer, by such governmental or administrative bodies, prohibiting, materially restricting or substantially delaying, or seeking to prohibit, materially restrict or substantially delay the consummation of the Mexican Offer or the U.S. Offer, or materially modifying or affecting the Mexican Offer or the U.S. Offer, or (b) any change, event, condition or development which has had or would reasonably be expected to result in a Material Adverse Change;

         5. any filings of the Company with the SEC, the CNBV or any securities exchange shall have contained, at the time of their respective filings, untrue statements of material facts or omitted to state material facts necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and such untrue statements or omissions would reasonably be expected to cause a Material Adverse Change;

         6. any material adverse change in the financial markets, including without limitation, (a) any general suspension of trading in any of the Securities on the NYSE or the Mexican Stock Exchange (except for daily suspensions in accordance with their respective rules or policies), (b) a declaration of a banking moratorium or imposition of limitations on the extension of credit generally in the United States or any adverse change in exchange controls in the U.S. or Mexico, or (c) any material limitations on the markets for currency in Mexico;

         7. commencement of a war, armed hostilities, military coup d'etat, acts of terrorism, collapse of the government or other national or international crisis in each case involving the United States or Mexico which would reasonably be expected to result in a Material Adverse Change;

         8. the Company or any of its Subsidiaries shall have, at any time after June 30, 2002, effected any change to their respective capital structure which would reasonably be expected to result in a Material Adverse Change, including, without limitation, (a) issued, sold or otherwise transferred, or proposed to do any of the foregoing, to any person, any shares of capital stock or other securities (including options to purchase shares of capital stock and any debt securities), (b) declared, paid or proposed to declare or pay any dividend or distribution on the Securities, (c) altered, or proposed to alter, any material term of any outstanding security of the Company or any of its Subsidiaries other than employee stock options consistent with the provisions of this Agreement, (d) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Securities or the Company's or any of its Subsidiaries' capitalization, and (e) authorized, recommended, proposed or entered into any merger, consolidation, liquidation, dissolution, business combination, joint venture, strategic alliance or similar arrangement involving any material assets, acquisition or disposition of a material amount of assets or securities, other than pursuant to the Offers;

         9. the Company or any of its Subsidiaries shall have at any time after June 30, 2002 operated its business otherwise than in the ordinary course consistent with past practice, including, without limitation, (a) entered into or invested in a line of business different from those in which the Company or any of its Subsidiaries was engaged as of June 30, 2002, (b) effected any material change to its corporate structure, including, without limitation, the transfer or division of all or a significant portion of its assets, (c) disposed of, or created liens on, other than pursuant to credit facilities existing as of June 30, 2002, any material assets of the Company or any of its Subsidiaries, (d) voluntarily or involuntarily terminated or modified, in any material adverse manner, any material agreements, (g) made a material change in its accounting practices (other than as required by U.S. or Mexican GAAP) or regulatory compliance procedures, (e) waived, released, assigned, settled or compromised any claims or litigation involving amounts or other rights or assets in excess of $2,000,000, or (f) amended or authorized or proposed any amendments to the Company's Bylaws or any other organizational documents;

         10. the Company and its Subsidiaries have Consolidated Adjusted Net Debt in excess of Ps.2,648,353,587 or the Company and its Subsidiaries do not have Consolidated Adjusted Working Capital of at least Ps.190,750,000; and

         11. any default by the Company or any of its Subsidiaries under any indebtedness which would reasonably be expected to result in a Material Adverse Change, or which would, following the purchase of Securities in the Offers, result in a cross-default under any indebtedness of PBG or BG.

                      EXHIBIT E TO THE AGREEMENT TO TENDER


                  (i) List of claims of Molina and/or any of his Affiliates against the Company or any of its Affiliates or shareholders, members, owners, officers, directors, employees, any investment banker, financial advisor, attorney, accountant or other representative of any of them.

                  (ii) List of all agreements, arrangements and understandings between, on the one hand, Molina and/or any of his Affiliates, and, on the other hand, the Company and/or any of its Affiliates.

                                                                                        MAXIMUM POSSIBLE
                                                                                        CLAIM OR LIABILITY
        NAME OF AFFILIATE OF        PRODUCT / SERVICE                                   (IN THOUSAND OF
        MOLINA                      PROVIDED                   WRITTEN CONTRACT         MEXICAN PESOS)
        ------                      --------                   ----------------         --------------
1.      Chevrolet Mexicana, S.A.    Fleet (Vehicles and        No                                 195
        de C.V.                     Spare Parts)

2.      Immobiliaria Troika         Real Estate                No                                  0

3.      Ingenio Nueva               Sugar Mill                 No                                  0
        Esperanza de Pujiltic,
        S.A. de C.V.

4.      Carrocerias Suma, S.A. de   Fleet - Trailers (Truck    No                                 416
        C.V.                        bodies and Racks)

5.      Granja Buen Agua            Real Estate - Garci        No                                 620
                                    Crespo

6.      Camiones Del Valle de       Fleet                      No                                2,055
        Mexico, S.A. de C.V.
        (Mercedes Benz)

7.      Molienda                    Sugar Distributor          No                                  0
        Azucarera Industrial,
        S.A. de C.V./Consorcio
        Azucarero CAZE,
        S.A. de C.V.

8.      Comercializadora            Sugar Distributor          No                                  0
        Industrial

9.      Transportes de Carga        Interplant Shipments -     No                                2,415
        Especializada, S.A.         - Freight (sugar)
        de C.V.

10.     Corporacion Comercial y     Rental of Two Machines     Agreement dated March               0
        de Servicios S.A. de C.V.   used in production of      18, 2002 between
                                    jugs                       Corporacion Comercial
                                                               y de Servicios S.A. de
                                                               C.V and Procesos
                                                               Plasticos, S.A. de

                                                                                        MAXIMUM POSSIBLE
                                                                                        CLAIM OR LIABILITY
        NAME OF AFFILIATE OF        PRODUCT / SERVICE                                   (IN THOUSAND OF
        MOLINA                      PROVIDED                   WRITTEN CONTRACT         MEXICAN PESOS)
        ------                      --------                   ----------------         --------------
                                                               C.V.

11.     Uniform Design, S.A. de     Uniforms                   Agreement dated March               0
        C.V.                                                   30, 2000 between
                                                               Uniform Design, S.A.
                                                               de C.V. and the
                                                               Company

12.     Tecnorafia, S.A. de C.V.    Plastics, Labels,          No                                9,429
                                    Shrinkfilm

13.     Servicios Corporativos      Administrative Services    Agreement dated                     0
        Escorpion, S.A. de C.V./                               January 1, 2002 between
        Grupo Turistico                                        Servicios Corporativos
        Escorpion, S.A. de C.V.                                Escorpion, S.A. de C.V.and
                                                               Servicios Administrativos
                                                               Suma, S.A. de C.V.


14.     Desarrrollos Corporativos                                                                  0
        ENMO, S.A. de C.V.

15.     Enrique Molina Sobrino                                 Yes                                 0

16.     Enrique Molina Basteris     Former CEO of Gemex        No                                  0

17.     Patricia Molina Basteris    Represents Uniform Design  No                                  0

18.     Claudia Molina Basteris     Represents Tecnorafia      No                                  0

19.     Fernando Molina Sobrino     Worked for many years      No                                  0
                                    for different entities
                                    (Emsa, Bepura and
                                    Gemex)

20.     La Peninsular Seguros S.A.  Insurance                  1) Policy for the                   0
                                                               Company and its
                                                               Subsidiaries to
                                                               cover the plants
                                                               dated May 8, 2002
                                                               2) Policy for the
                                                               Company and its
                                                               Subsidiaries to
                                                               cover

                                                                                        MAXIMUM POSSIBLE
                                                                                        CLAIM OR LIABILITY
        NAME OF AFFILIATE OF        PRODUCT / SERVICE                                   (IN THOUSAND OF
        MOLINA                      PROVIDED                   WRITTEN CONTRACT         MEXICAN PESOS)
        ------                      --------                   ----------------         --------------
                                                               Employee Group
                                                               Insurance dated
                                                               January 1, 2002.

21.     AeroCorp                                                                                   0

22.     Aerotransportes Privados                                                                   0

23.     Patricia Molina Basteris    Owner of portion of        No                                  0
                                    Acapulco Property

                     SCHEDULE 2.2(g) TO AGREEMENT TO TENDER

               PROPERTIES THAT SHALL HAVE BEEN TRANSFERRED TO THE
         COMPANY AS A CONDITION OF BIDDER'S OBLIGATION TO COMMENCE THE
                                     OFFERS

                  (i) Property located at the Federal Highway Mexico-Tehuacan Km 117.5, on Tehuacan, Puebla, Mexico; and

                  (ii) Lot 15 "C" resulting from the subdivision of the vacant plot identified as lot 15 "B" located in Cumbres del Llano Largo of the City and Port of Acapulco, State of Guerrero.

                    SCHEDULE 3.3(c)(i) TO AGREEMENT TO TENDER

               LIST OF EMPLOYEES THAT MOLINA SHALL NOT SOLICIT FOR
        EMPLOYMENT, HIRE OR DO ANY ACT INTENDED TO DIVERT THEM FROM THE
                                    BUSINESS

                     Title                                           Name of Employee
                     -----                                           ----------------
Director Electropura                                          Bernardo Trueba Murillo
Director Corporativo Nuevos Proyectos                         Gilberto Terrones Sasso
Director Regional Metropolitana                               Jose Bustamante Barragan
Director Regional Centro                                      Emilio Sabbatini Rios
Director Corporative Mercadotecnia                            Oscar Munoz Vidales
Director Regional Noreste                                     Rafael Miyar Luna
Director Corporativo Recursos Humanos                         Jose Antonio Fernandez Negrete
Director Corporativo Manufactura y Logistica                  Dionisio Martin Garcia
Director Corporativo Juridico                                 Luis Alejandro Bustos Olivares
Director Corporativo Tecnologias de Informacion               Fernando Flores Gutierrez
Director Regional Sureste                                     Roger H. Evia Urbina
Director Regional Sur                                         Ursus Leeg Esquivel
Director Corporativo Administracion y Finanzas                Juan Manuel Munoz Martinez
Gerente General Proplasa                                      Luis Rodriguez Longo
Gerente Zona de Administracion y Finanzas                     Roberto Padron Moncada
Gerente Zona de Manufactura y Logistica                       Ramon Calvillo Esparza
Gerente Zona de Manufactura y Logistica                       Juan Antonio Andrade Guzman
Gerente Zona de Ventas Coahuila                               Eduardo Issac Rosales Munoz
Gerente Corporativo de Proyectos Especiales                   Domingo Canizo Cosio
Gerente Corporativo de Cuentas Nacionales                     Humberto Leal Flores
Gerente Zona de Administracion y Finanzas                     Benjamin Martinez Abrego
Gerente Zona Recursos Humanos Electropura                     Lorenzo Sierra Ramos
Gerente Corporativo de Contraloria                            Eduardo Jesus Sayavedra Herrerias
Gerente Zona de Ventas Region Hidalgo                         Alberto Cesar Perez Ramos
Gerente Zona de Recursos Humanos                              Bernardo Cabrera Najera
Gerente Zona de Ventas Region II                              Mario Alberto Dehesa Villafuerta
Gerente Zona de Ventas Region I                               Raul Estrada Carranza
Gerente Zona Mercados Modernos                                Arturo Sierra Fojo
Gerente General Epecsa                                        Rafael Covarrubias Lopez
Gerente Zona de Distribucion                                  Eduardo Lopez Portillo Loaiza
Gerente Zona de Ventas Region Izcalli                         Joel Alfredo Martinez Quintero
Gerente Zona Administracion y Finanzas                        Alberto Jorge Ramos Burguete
Gerente Zona de Ventas Chihuahua                              Alejandro Castellanos Luna
Gerente zona de Ventas Refresco                               Alfredo Solis Rubio
Gerente Zona de Ventas La Laguna                              Alfredo Torres Ramirez
Gerente Zona de Ventas Refresco Centro                        Antonio Riveroll Esperon
Gerente Zona de Recursos Humanos                              Antonio Sarmiento Esquinca
Gerente Zona Logistica y Flota                                Apolonia Sanchez Sosa
Gerente Zona de Ventas Agua Centro                            Armando Alvarez Perez

                     Title                                           Name of Employee
                     -----                                           ----------------
Gerente Zona Operaciones Foraneas                             Armando Frigollet Gomez
Gerente Corporativo de Gastos Cooperativos                    Arturo Castillo Guzman
Gerente Zona Operaciones Metropolitana                        Arturo Langle Vazquez
Gerente Zona de Desarrollo de Mercados                        Carlos David Fernandez Perez
Gerente Zona Manufactura                                      Carlos Lerma Bonilla
Gerente Corporativo de Sueldos y Organizacion                 Carlos Manuel Mendoza Lugo
Gerente Zona Administracion y Finanzas                        Carlos Mar Mar
Gerente Corporativo de Ingenieria y Proyectos                 David Pang Castillo
Gerente Zona Administracion y Finanzas                        Denny Ayala Castillo
Gerente Corporativo de Auditoria Interna                      Eduardo Gerardo Rios Monroy
Gerente Zona de Ventas Refresco Toluca-Morelos                Fernando Luis Remes Tostado
Gerente Zona de Recursos Humanos                              Francisco Cervera Contreras
Gerente Zona de mercados Modernos                             Francisco Javier Tatto Garcia
Gerente Zona de Recursos Humanos                              Francisco Olivaraes Uribe
Gerente Corporativo de Relaciones con Inversionistas          Irma Montemayor Schivy
Gerente Zona de Ventas Monterrey                              Isaias Rosales Munoz
Gerente Zona de Ventas Golfo                                  Jaime Martin de la Torre
Gerente Zona de Ventas Frontera                               Jesus Manuel Hernandez Aguilar
Gerente Corporativo de Tesoreria                              Jesus Romo Rocha
Gerente Corporativo de Mercadotecnia                          Joel Rizo Gutierrez
Gerente Zona de Recursos Humanos                              Jorge Pulido Cruz
Gerente Coporativo de Planeacion                              Jose Antonio Morales Bernal
Gerente Corporativo de Compras                                Jose Luis Almaraz Kladiano
Gerente Zona Desarrollo de Mercado                            Juan Jose Cabello Wallace
Gerente Corporativo de Logistica                              Miguel Angel Rodriguez Parra
Gerente Corporativo de Capacitacion y Desarrollo              Miriam Piso Reiter
Gerente Zona Manufactura y Logistica                          Pablo Ibarra Gonzalez
Gerente Zona de Ventas Refresco Guerrero                      Roberto Anorve Guillen
Gerente Zona de Manufactura y Logistica                       Roman Baqueiro Ramos
Gerente Zona de Ventas Electropura                            Ruben Mota Acosta
Gerente Zona de Administracion y Finanzas                     Samuel Fuentes Perez
Gerente Zona Desarrollo de Mercado                            Sanchez Munoz Alejandro
Gerente Zona Manufactura y Logistica                          Sergio Ortiz Flores
Gerente Zona de Distribucion                                  Sergio Sanchez Velasco
Gerente Zona de Ventas Agua Sur                               Mario Lopez Tinoco
Gerente Zona de Desarrollo de Mercados                        Alfonso Noriega Ortiz
Gerente Zona de  Ventas Refresco Bajio                        Artemio Rodriguez Larios
Gerente Corporativo de Relaciones Laborales                   Gabriel Cuevas Estrada
Gerente Corporativo de Cuentas por Cobrar                     Lusi Antonio Correa Noyola
Gerente General Garci Crespo                                  Jose Kuri Pastjane
Gerente Corporativo                                           Edgar Shaadi Shaadi
Sub-Gerente Corporativo                                       Tomas Ramos

                      SCHEDULE 6.3 TO AGREEMENT TO TENDER

          REGULATORY APPROVALS REQUIRED FOR THE EXECUTION, DELIVERY OR
            PERFORMANCE OF THIS AGREEMENT OR THE CONSUMMATION OF THE
                  TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT

ACTIONS AND APPROVALS BY:

     1.   THE SEC;
     2.   THE COMISION NACIONAL BANCARIA Y DE VALORES OF MEXICO;
     3.   THE MEXICAN STOCK EXCHANGE; AND
     4.   THE MEXICAN FEDERAL COMPETITION COMMISSION.